Exhibit 4.1
Principal Amount:	$000,000.00

Issue Date:	January 24, 2014
Maturity Date:	January 23, 2017

PROMISSORY NOTE

FOR VALUE RECEIVED, STRATEX OIL & GAS HOLDINGS, INC., a Colorado corporation (hereinafter called “Borrower” or the “Company”), hereby promises to pay to ________________________________ (the “Holder”) or order, without demand, the aggregate principal amount of _____________________ (the “Principal Amount”), payable on January 23, 2017 (the “Maturity Date”).

This Promissory Note (“Note”) is issued pursuant to the terms and conditions contained herein and agreed to by the Borrower and the Holder, dated as of the Issue Date.    The following terms and conditions shall apply to this Note:

ARTICLE I
GENERAL PROVISIONS

1.1          Interest and Principal payments:  Interest will be payable at twelve percent (12%) and will be due in interest only payments for the first 36 months of the loan. Principal with be due and payable at maturity. There shall be no prepayment penalty

1.2          Stock: As additional compensation for providing this loan the Holder will be issued 800,000 shares of common stock of the Company.

ARTICLE II
EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make the outstanding Principal Amount plus all other amounts payable under this Note immediately due and payable in cash, upon demand:

3.1           Failure to Pay.  The Borrower fails to pay the Principal Amount or other sum due under Note when due.

3.2           Breach of Covenant.  The Borrower breaches any material covenant of the Purchase Agreement or Note in any material respect and such breach, if subject to cure, continues for a period of thirty (30) Business Days after written notice to the Borrower from the Holder.

3.3           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.4           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than one million dollars ($1,000,000.00) and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) Business Days.

3.5           Bankruptcy.  Bankruptcy, reorganization, insolvency proceeding, liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against them are not dismissed within forty-five (45) Business Days of initiation.

3.6           Non-Payment.  A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of one hundred thousand dollars ($100,000.00) for more than twenty (20) Business Days after notice to the Borrower from the Holder, unless the Borrower is contesting the validity of such obligation in good faith.

3.7           Failure to Deliver Common Stock.  Borrower’s failure to deliver Common Stock to the Holder pursuant to and in the form required by the Note within ten (10) Business Days if the Holder elects to convert this note to common stock.

3.8           Reservation Default.  Failure by the Borrower to have reserved for issuance upon conversion of this Note the amount of Common stock as set forth in this Note for more than ninety (90) Business Days after notice to the Borrower from the Holder.

ARTICLE III
COMPANY OPTIONAL REDEMPTION RIGHT

4.1           Optional Redemption Right..  Subject to the provisions of this Article IV, at any time after the Effective Date, the Company may deliver a notice to the Holder (an “Optional Redemption Notice” and the date such notice is deemed delivered hereunder, the “Optional Redemption Notice Date”) of its irrevocable election to redeem some or all of the then outstanding principal amount of this Note for cash on the 20th Business Day following the Optional Redemption Notice Date (such date, the “Optional Redemption Date”).  The Optional Redemption Amount is payable in full on the Optional Redemption Date.

ARTICLE V
SECURED NOTE

5.1           Secured Note.  This Note is a general obligation of the Company.

ARTICLE VI
MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices.  All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and either faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement or at such other address or facsimile number as a party shall furnished to the other party in writing.  All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing on the Business Day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and/or (d) when faxed, upon confirmation of receipt.

6.3           Amendment Provision.  No provision of this Note may be modified or amended without the prior written consent of holders of the Note and the Borrower.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4           Assignability.  Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

6.5           Cost of Collection.  If default is made in the payment of Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6           Governing Law.  Note shall be governed by and construed in accordance with the laws of the State of Connecticut, including, but not limited to, Connecticut statutes of limitations.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of Connecticut or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law.  Any such provision, which may prove invalid or unenforceable under any law, shall not affect the validity or unenforceability of any other provision of Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, or to enforce a judgment or other decision in favor of the Holder.

6.7           Construction.  Each party acknowledges that its legal counsel participated in the preparation of Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of Note to favor any party against the other.

6.8           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

6.9           Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding Business Day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

6.10   Indemnity of Holder.  Borrower shall indemnify, defend and hold harmless Holder and its officers, directors, employees, agents, affiliates, successors and assigns (the “Holder Indemnified Parties”) from and against any and all Losses incurred by the Holder Indemnified Parties as a result of or arising out of:  (a) any breach of any of the representations, warranties or covenants made by Borrower in this Note; or (b) the use of the Principal Amount in the operation of Borrower’s business subsequent to Issue Date of this Note

IN WITNESS WHEREOF, Borrower has caused Note to be signed in its name by an authorized officer as of the 27th day of January, 2014.

STRATEX OIL & GAS, INC.

By:
Name: Stephen Funk, CEO